Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MARCH SALES

--Comparable Store Sales Increase 12.4%--

HOUSTON, TX, April 12, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five-week March period beginning March 4, 2007 and ending April 7, 2007 increased 14.9% to $151.0 million from $131.4 million in the prior year five-week March period beginning February 26, 2006 and ending April 1, 2006. Comparable store sales increased 12.4% versus a decrease of 3.9% last year.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “We are very pleased with our strong 12.4% comparable store sales increase for March. Had it not been for the severe impact that the winter weather conditions had on our business on Friday and Saturday, the two key selling days before Easter, we believe that our comparable store sales results for the month would have been even stronger. In general, our March sales results benefited from the combination of an earlier Easter calendar, as well as a greatly improved year-over-year sales performance at our Peebles division. Our sales increase was broad-based in nature, driven by higher sales of family apparel, accessories, cosmetics and shoes.

“Looking ahead, we believe that our comparable store sales results for April will be negatively impacted by the Easter calendar shift, and as a result, we anticipate that our April comparable store sales will be down versus last year. For the first quarter, we continue to project comparable store sales increases in the low to mid single digit range,” Mr. Scarborough concluded.

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Stage Stores Reports
March Sales

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2007	2006	2007	2006
February	1.4%	(0.9)%	$104.6	$93.1
March	12.4	(3.9)	151.0	131.4
1st Qtr-To-Date	7.6	(2.6)	255.6	224.5

Store Activity

The Company reported that it opened five new stores in March. These new stores, which were all Peebles stores, were opened in Ludington, Michigan, Pontotoc, Mississippi, Oswego, New York, Greenville, Ohio and Somerset, Pennsylvania. The Company stated that it currently plans to open an additional seven stores in April, which will bring the number of new stores opened during the first quarter to twelve.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 660 stores located in 33 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

“Safe Harbor” Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company’s comparable store sales outlook for the month of April and for the first quarter of the 2007 fiscal year, as well as comments regarding the number of stores that the Company intends to open in April. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject

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Stage Stores Reports
March Sales

to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2007 and other factors as may periodically be described in other Company filings with the SEC.

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